Exhibit 10.74

FORM OF

AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

DATED AS OF      , 2017

AMONG

WENGEN ALBERTA, LIMITED PARTNERSHIP

LAUREATE EDUCATION, INC.

AND

THE OTHER PARTIES HERETO

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6.3	Severability	36
6.4	Entire Agreement	37
6.5	Successors and Assigns	37
6.6	Counterparts	37
6.7	Remedies	37
6.8	Notices	37
6.9	Governing Law; Jurisdiction	38
6.10	Descriptive Headings	38
6.11	Affiliate Transactions	39
6.12	Outside Activities	39
6.13	Further Assurances	39
6.14	No Recourse	39
6.15	Other Covenants	40
6.16	Spouses of Investors and Securityholders	40
6.17	Opportunities	40
6.18	Pledges	42
6.19	Agreements of Laureate	43

Exhibits

Exhibit A Form of Spousal Agreement

Exhibit B Form of Amended and Restated Certificate of Incorporation of Laureate Education, Inc.

Exhibit C Committee Membership

Appendices

Appendix 1                                 Securityholders
Appendix 2                                 Investors
Appendix 3                                 Carry Vehicles and Carry Investors

ii

AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

This Amended and Restated Securityholders Agreement (as amended from time to time, this “Agreement”) is entered into as of     , 2017 by and among Wengen Alberta, Limited Partnership (the “Company”), Wengen Investments Limited, the general partner of the Company (the “General Partner”), Laureate Education, Inc., a public benefit corporation organized under the laws of Delaware (“Laureate”), Douglas L. Becker (“Executive”), the other parties appearing on the signature pages hereto and each other party who, in accordance with the terms of this Agreement, hereafter executes a separate agreement to be bound by the terms hereof.  The parties listed on Appendix 1, and each other holder of Securities who, in accordance with the terms of this Agreement, hereafter executes a separate agreement to be bound by the terms hereof and is added to Appendix 1, are sometimes referred to herein collectively as the “Securityholders” and individually as a “Securityholder”.  The parties listed on Appendix 2, and each other Person who, in accordance with the terms of this Agreement, hereafter executes a separate agreement to be bound by the terms hereof and is added to Appendix 2, are sometimes referred to herein collectively as the “Investors” and individually as an “Investor”.  Certain capitalized terms used herein are defined in Section 6.1.

RECITALS

WHEREAS, the Securityholders, the Investors, the Company and the General Partner are parties to the Securityholders Agreement, dated as of July 11, 2007, as amended by Amendment No. 1, dated as of August 17, 2007, Amendment No. 2, dated as of December 1, 2008 and Amendment No. 3, dated as of December 4, 2016 (collectively, the “Original Securityholders Agreement”), which agreement governs the rights of the limited partners in the Company;

WHEREAS, the Company is the majority owner of all outstanding Common Stock of Laureate;

WHEREAS, Laureate is anticipating reclassifying its Common Stock into Class A Common Stock, which will have one vote per share, and Class B Common Stock, which will have multiple votes per share, and upon completing an IPO, listing its Class A Common Stock on the Nasdaq Global Select Market;

WHEREAS, in connection with such IPO, the parties hereto wish to amend the Original Securityholders Agreement to include Laureate as a party, define the rights of the Company as a holder of Common Stock of Laureate and to provide for the transfer of such rights from the Company to those limited partners of the Company that acquire from the Company any Common Stock of Laureate;

NOW THEREFORE, the parties hereto agree to amend and restate the Original Securityholders Agreement as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES AND COVENANTS
OF THE PARTIES

1.1                               Representations and Warranties of the Company.  The Company hereby represents and warrants to the Securityholders and Investors that as of the date of this Agreement:

(a)                                 it is a limited partnership duly formed, validly existing and in good standing under the laws of Alberta, it has full partnership power and authority to execute, deliver and perform this Agreement, the LP Agreement and the Laureate Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by it of this Agreement, the LP Agreement and the Laureate Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action;

(b)                                 this Agreement, the LP Agreement and the Laureate Registration Rights Agreement have been duly and validly executed and delivered by the General Partner on behalf of the Company and each constitutes a legal and binding obligation of the Company, enforceable against the General Partner and the Company in accordance with its terms;

(c)                                  the execution, delivery and performance by the General Partner on behalf of the Company of this Agreement, the LP Agreement and the Laureate Registration Rights Agreement and the consummation by the General Partner on behalf of the Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or lapse of time, or both, (i) violate in any material respect any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound;

(d)                                 the Company is treated as a partnership for U.S. federal income tax purposes and has not made any election to be treated as a corporation for U.S. federal income tax purposes; and

(e)                                  no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of the Company to perform its obligations hereunder or under the LP Agreement and the Laureate Registration Rights Agreement or to authorize the execution, delivery and performance by the Company of its obligations hereunder or thereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder or thereunder.

1.2                               Representations and Warranties of the Securityholders and Investors.  Each Securityholder and Investor severally and not jointly, (as to himself or itself only)

represents and warrants to the Company, the General Partner and the other Securityholders and Investors that, as of the time such Securityholder or Investor becomes a party to this Agreement:

(a)                                 if such Person is an entity, such Person is duly organized and validly existing under the laws of its jurisdiction of organization;

(b)                                 such Person has full power and authority to execute and deliver this Agreement, the LP Agreement (with respect to Securityholders only), and the Laureate Registration Rights Agreement and to perform its obligations hereunder and thereunder, and the execution, delivery, and performance by such Person of this Agreement, the LP Agreement (with respect to Securityholders only) and the Laureate Registration Rights Agreement have been duly authorized by all necessary action;

(c)                                  this Agreement, the LP Agreement (with respect to Securityholders only) and the Laureate Registration Rights Agreement (or in each case the separate counterpart agreement thereto, if any, executed by such Person) have been duly and validly executed and delivered by such Person, and each of this Agreement, the LP Agreement (with respect to Securityholders only) and the Laureate Registration Rights Agreement constitutes a legal and binding obligation of such Person, enforceable against such Person in accordance with its terms;

(d)                                 the execution, delivery and performance by such Person of this Agreement, the LP Agreement (with respect to Securityholders only) and the Laureate Registration Rights Agreement (or in each case the separate counterpart agreement thereto, if any, executed by such Person) and the consummation by such Person of the transactions contemplated hereby (and thereby) will not, with or without the giving of notice or lapse of time, or both, (i) violate in any material respect any provision of law, statute, rule or regulation to which such Person is subject, (ii) violate any order, judgment or decree applicable to such Person, or (iii) conflict with, or result in a breach or default under, any term or condition of such Person’s organizational documents or any other material agreement or other instrument to which such Person is a party or by which such Person is bound;

(e)                                  no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Person to perform its obligations hereunder or under the LP Agreement (with respect to Securityholders only) and the Laureate Registration Rights Agreement or to authorize the execution, delivery and performance by such Person of its obligations hereunder or thereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Person’s ability to satisfy its obligations hereunder or thereunder;

(f)                                   such Person is acquiring its Interests (to the extent he or it is acquiring Interests) and its Ordinary Shares (to the extent he or it is acquiring Ordinary Shares) for Investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act; such Person acknowledges that its Interests and/or Ordinary Shares have not been registered pursuant to the Securities Act and may not be Transferred in the absence of such registration or an exemption therefrom under the Securities Act; and such Person has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Interests and/or Ordinary Shares and is capable of bearing the economic risks of its Interest and/or Ordinary Shares;

(g)                                  such Person is an “accredited investor”, as that term is defined in Regulation D promulgated under the Securities Act and a “qualified purchaser” as that term is defined under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

(h)                                 either (i) no part of the funds used by the Person to acquire Interests and/or Ordinary Shares, as applicable, constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is subject to Title I, Subtitle B, Part 4 of ERISA, or any plan to which Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), applies, or (ii)(A) neither the General Partner nor any of its affiliates acted as a “fiduciary” within the meaning of Section 3(21) of ERISA with respect to the purchase of Interests and/or Ordinary Shares, as applicable, by such Person, (B) the purchase of such Person’s Interests and/or Ordinary Shares, as applicable has been duly authorized in accordance with its governing documents and (C) the acquisition and the subsequent holding of such Person’s Interests and/or Ordinary Shares, as applicable, do not and will not constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that is not subject to an exemption contained in ERISA or in the rules and regulations adopted by the U.S. Department of Labor thereunder;

(i)                                     such Person acknowledges that the Company and the General Partner seek to comply with all applicable anti-money laundering laws and regulations.  Such Person does not know or have any reason to suspect that:  (i) any part of the funds used by such Person to acquire, directly or indirectly, its Interests and, if applicable, Ordinary Shares has been, or shall be, directly or indirectly derived from, or related to, any activity that may contravene United States federal, state, or non-United States laws and regulations, including anti-money laundering laws and regulations, (ii) the proceeds from such Person’s investment in the Company or, if applicable, the General Partner will be used to finance any illegal activities and (iii) any commitment, contribution or payment to the Company or, if applicable, the General Partner by such Person shall cause the Company or the General Partner to be in violation of any applicable anti-money laundering laws and regulations including without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the United States Department of the Treasury Office of Foreign Assets Control regulations.  Such Person does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (the “List”) and, to the best knowledge of such Person, based on application of anti-money laundering policies and procedures applicable to such Person and its Affiliates, no Person having a direct or indirect beneficial interest in such Person’s Interests (other than other unaffiliated Carry Investors) or, if applicable, Ordinary Shares appears on the List.  Such Person agrees to provide such additional information and representations promptly as the General Partner may request to ensure compliance with all applicable anti-money laundering laws and regulations;

(j)                                    neither such Person nor any of its Affiliates is a party to any financial instrument or contract (other than agreements to which the Company is party) the value of which is determined in whole or in part by reference to the Company (including the amount of distributions by the Company, the value of the Company’s assets or the results of the Company’s operations; and

(k)                                 such Person is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the investment in the Company and, if applicable, the General Partner, such Person acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby, including making its Capital Contribution to the Company and, if applicable, its investments in the General Partner, and has consulted its own legal, tax, financial and accounting advisors to determine the merits and risks thereof.

1.3                               Representations and Warranties of the General Partner.  The General Partner hereby represents and warrants to the Securityholders and Investors that as of the date of this Agreement it is a Cayman Islands exempted limited partnership duly formed, validly existing and in good standing under the laws of the Cayman Islands, it has full partnership power and authority to execute, deliver and perform this Agreement, the LP Agreement and the Laureate Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by it of this Agreement, the LP Agreement and the Laureate Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action.

1.4                               Covenant of the Company.  The Company will not undertake any activity or make any investment or fail to take any action that will cause the Company to earn or to be allocated any income that is (i) income other than qualifying income as defined in Section 7704(d) of the Code, (ii) income treated as effectively connected with the conduct of a U.S. trade or business within the meaning of Section 864 of the Code, or (iii) income treated as unrelated business taxable income within the meaning of Sections 512-514 of the Code.

ARTICLE II
EXISTENCE AFTER IPO; REDEMPTION

2.1                               Post- IPO Provisions.  If the Company shall continue to exist after an IPO and the Company shall be the holder of Registrable Securities (as such term is defined in the Laureate Registration Rights Agreement), the General Partner shall take all actions as are necessary to effect the registration rights provided to the Company in the Laureate Registration Rights Agreement, including (a) making requests and elections in accordance with the terms of the Laureate Registration Rights Agreement at the request of the Investors in respect of the Registrable Securities held by the Company, (b) providing the notices to the Investors as would be provided to such Investors pursuant to the Laureate Registration Rights Agreement if such Investors were the holders of such Registrable Securities and (c) passing on all rights provided to, and obligations of, the holders of Registrable Securities in the Laureate Registration Rights

Agreement to the Investors (including allocating to the Investors any cutbacks as provided for therein to the holders of Registrable Securities), in each such case, solely to the extent the Investors would have such rights if they were the actual holders of the Registrable Securities.  For purposes of effectuating any provisions of the Laureate Registration Rights Agreement, the General Partner shall deliver notices to all Investors regarding the possibility of a registration and sale and shall not register and sell Registrable Securities on behalf of an Investor if such Investor notifies the General Partner that it does not wish the General Partner to register and sell such Registrable Securities.  If such Investor does not notify the General Partner that it does not wish the General Partner to register and sell such Registrable Securities, the Company shall cause to be registered and sold up to the number of Registrable Securities that would have been allocable to such Investor if the Company liquidated and distributed the Registrable Securities in Laureate held by the Company directly to the Investors, and if more than one such Investor is selling (or causing to be sold) Registrable Securities in any such transaction, the cutbacks shall be calculated based on the Registrable Securities allocable to each such Investors so selling or causing to be sold Registrable Securities.  In the event that either the Company or Laureate is required to pay any costs or expenses or bear any liabilities (including through any indemnification agreement) which would have been paid or borne by an Investor if such Investor was the holder of Registrable Securities, all such costs and expenses shall be paid, and liabilities borne, by such Investor and not by the Company or Laureate (and if there is more than one such Investor pro rata based on the Registrable Securities being sold allocable to such Investor or pursuant to such other method of contribution provided for in the Laureate Registration Rights Agreement).

2.2                               Preferred Investor Registration Rights.  Notwithstanding anything in this Agreement to the contrary, to the extent any Investor or Securityholder has rights with respect to any Laureate Registrable Securities that (x) are inconsistent with either the terms of (i) the Preferred Investor Registration Rights Agreement (including any rights granted to any parties thereunder) or (ii) this Section 2.2, as applicable, or (y) would breach or limit the ability of the Preferred Investors to exercise the rights of the Preferred Investors under the Preferred Investor Registration Rights Agreement then, in either case, to the extent necessary either to enforce the terms of the Preferred Investor Registration Rights Agreement or for any Preferred Investor to fully exercise its rights under the Preferred Investor Registration Rights Agreement, the Securityholders and/or the Investors shall not be entitled to enforce such rights against the Company, Laureate, or any other Person, as the case may be. The Preferred Investors shall be third party beneficiaries for the purposes of this Section 2.2 and shall have the right to enforce the provisions hereof. Notwithstanding anything in this Agreement to the contrary, the preceding two sentences of this Section 2.2 shall not be amended, modified, supplemented or terminated, and compliance with such provisions shall not be waived or released, in each case, without the prior written consent of the Super Majority Requisite Holders (as defined in the Laureate Certificate of Designations, determined pursuant to Section 9(a)(2) thereof).

2.3                               Redemption of Interests.  In the event of a redemption by the Company of any Series A-1 Interests (other than pursuant to Section 5.1.3 of the LP Agreement, or in connection with the exercise of indirect registration rights as contemplated herein (including Section 2.1 hereof)), the General Partner shall cause the Company to redeem Series A-1 Interests held by the Limited Partners on a pro rata basis.

2.4                               Exchange of Class A Common Stock and Class B Common Stock.  After the consummation of an IPO of Laureate, the Company shall exchange each share of Class B Common Stock for one (1) share of Class A Common Stock in the following circumstances:

(a)                                 Upon the Company owning less than fifteen percent (15%) of all of the outstanding equity interests of Laureate, the Company shall exchange all shares of Class B Common Stock held by it for, in the case of each share of Class B Common Stock so exchanged, one (1) share of Class A Common Stock; and

(b)                                 As determined by the General Partner, in accordance with the terms of the IPO Charter.

2.5                               Liquidity in Laureate Common Stock.

(a)                                 No Investor shall be permitted to, directly or indirectly, Transfer Common Stock during the No Sale Period and the Company shall not Transfer Common Stock on behalf of such Investor during the No Sale Period.

(b)                                 After the No Sale Period, provided that (x) the Company has received the approvals set forth in Section 9.5 of the LP Agreement, if necessary, and (y) the Company has not been dissolved pursuant to the LP Agreement:

(i)             Any Investor who has a representative on the Board or the Laureate Board immediately following the IPO of Laureate (including each Founder), unless the General Partner agrees to apply Section 2.5(b)(ii) to such Investor, who is not in possession of material non-public information regarding Laureate or its Subsidiaries shall be entitled to cause the Company to (A) Transfer all or part of such Investor’s shares of Common Stock to a Person pursuant to Rule 144 and, after the consummation of such Transfer, the Company shall use the proceeds from such Transfer to redeem Interests from such Investor in accordance with Section 5.1.3 of the LP Agreement or (B) Transfer such shares pursuant to a block trade or underwritten offering pursuant to the Laureate Registration Rights Agreement; and

(ii)          Any other Investor shall be entitled to cause the Company to distribute a number of shares of Common Stock to such Investor that such Investor reasonably expects to Transfer in the nine (9) months immediately following such distribution in consideration for a redemption of Interests in accordance with Section 5.1.3 of the LP Agreement, provided that, unless such Transfer is pursuant to a block trade or underwritten offering pursuant to the Laureate Registration Rights Agreement, such Investor shall not be entitled to Transfer Common Stock to any Person (A) during any three (3) month period in which aggregate Transfers of Class A Common Stock by Investors covered by this Section 2.5(b)(ii) exceed the Bucket Maximum and (B) to the extent such Investors are Transferring pursuant to Rule 144, until any new holding period under Rule 144 has expired; provided, further, that in lieu of distributing such Common Stock to such Investor, the Company may, in its sole discretion, sell such shares pursuant to a block trade, underwritten offering or Rule 144, to the extent permitted thereunder.

(c)                                  After the No Sale Period and only if the Company has been dissolved pursuant to the LP Agreement:

(i)             Any Investor who has a representative on the Board or the Laureate Board (or has had such position within the preceding three (3) months) (including each Founder) and who is not in possession of material non-public information regarding Laureate or its Subsidiaries shall be entitled to Transfer pursuant to Rule 144 or pursuant to a block trade or underwritten offering pursuant to the Laureate Registration Rights Agreement Common Stock to any Person; and

(ii)          Any other Investor who is not in possession of material non-public information regarding Laureate or its Subsidiaries shall be entitled to Transfer Common Stock to any Person, provided that, unless such Transfer is pursuant to a block trade or underwritten offering under the Laureate Registration Rights Agreement, such Investor shall not be entitled to sell Common Stock to any Person (A) during any three (3) month period in which aggregate Transfers of Common Stock by Investors covered by this Section 2.5(c)(ii) exceed the Bucket Maximum and (B) to the extent such Investors are Transferring pursuant to Rule 144, until any new holding period under Rule 144 has expired.

(d)                                 The Coordination Committee shall oversee sales of Common Stock effected pursuant to Section 2.5(b) and (c) in accordance with Section 5.2(b)(ii) for the period beginning with the IPO of Laureate and ending with the expiration and dissolution of the Coordination Committee by the Laureate Board in accordance with Section 5.2(b)(iv).

(e)                                  No Investor may use Common Stock in any hedging, derivative, shorting or other similar transactions if the Transfer of such Common Stock is restricted pursuant to applicable law, this Agreement and/or the LP Agreement.

(f)                                   Any pledges of the Common Stock shall be governed by Sections 6.18 and 2.5(b) and (c) of this Agreement.

(g)                                  Any Transfer in violation of this Section 2.5 or Section 6.18 shall be null and void.

(h)                                 Notwithstanding anything to the contrary in the foregoing, the Company shall not Transfer the shares of Common Stock except in accordance with this Article II and Section 4.3.

ARTICLE III
AMENDMENT AND TERMINATION

3.1                               Amendment and Waiver.

(a)                                 For so long as the Company is in existence, except as set forth in Section 4.3 hereof, any amendment, modification or waiver of this Agreement shall require the approval of the Majority Holders and, upon the approval of the Majority Holders, the General Partner shall, on behalf of the Company, execute and deliver to Laureate documents evidencing the Company’s approval of such amendment, modification and waiver; provided, that if the Company shall cease to exist, any amendment modification or waiver of the Agreement shall require the approval of Majority Holders and Laureate; provided further, that (i) any such modification, amendment or waiver that by its terms affects the rights or obligations of any Investor (or holder) in a manner that is materially adverse and different relative to other Investors (or holders), shall also require the prior written consent of such Investor (or such holder), (ii) the prior written consent of Investors (or holders) who hold, or on whose behalf a Carry Vehicle holds, at least seventy-five percent (75%) of the aggregate number of Series A-1 Interests (or Common Stock held by the Investors after the dissolution of the Company) outstanding at the time of such action shall be required to amend or alter (A) this Agreement or the LP Agreement so as to impose additional restrictions on Transfers, (B) this Agreement so as to limit the rights of Investors (or holders) to designate a Director or Laureate Director as provided in Article V hereof, (C) the Laureate Registration Rights Agreement so as to limit the rights of Investors to participate in registrations of Securities pursuant thereto or (D) to amend Sections 5.2(a)(i), 5.2(a)(ii) and 5.3, in each case in addition to any approval required pursuant to clause (i) above, and (iii) any amendment, modification or waiver that affects the obligations of Laureate shall require the approval of Laureate.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  The Company will provide each party hereto with a copy of any amendment.  Notwithstanding the foregoing, in addition to other amendments authorized herein, amendments may be made to this Agreement from time to time by the Company, without the consent of any other Securityholder or Investor: (a) to correct any typographical or similar ministerial errors, (b) to delete or add any provision of this Agreement required to be so deleted or added by any applicable law, (c) to take such actions as may be necessary (if any) to ensure that the Company will be treated as a partnership for United States federal income tax purposes, and (d) to add as a party hereto any Person who hereafter becomes a Securityholder or Investor; provided that no amendment may be made by the Company or Laureate pursuant to clauses (a) through (d) above which would have a material adverse effect on any Investor’s investment in the Company or holder’s investment in Laureate.

(b)                                 The parties hereto agree not to consent to or approve any such modification, amendment or waiver of Sections 10.2, 10.14 or 10.16(b) of the LP Agreement that by its terms affects the rights or obligations of any Carry Investor in a manner that is materially adverse and different relative to other Investors, and any such modification, amendment or waiver shall also require the prior written consent of such Carry Investor.

(c)                                  For so long as the Company is in existence, any amendment, modification or waiver of the General Partners’ governing documents shall require the approval of sixty-six and two-thirds percent (66 2/3%) of the Directors.

3.2                               Termination of Agreement.

(a)                                 This Agreement will terminate in respect of all Securityholders and Investors upon the dissolution, liquidation or winding-up of the Company, other than in connection with a dissolution, liquidation or winding up whereby shares of Common Stock are distributed to the Investors.

(b)                                 In the event the Company engages in an amalgamation, merger, consolidation or similar transaction in which the Interests are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under the Laureate Registration Rights Agreement continue to be provided to Investors by the issuer of such securities.  To the extent such new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will, unless the Majority Holders otherwise agree, use its best efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

3.3                               Termination as to a Party.  Any Person who at any time ceases to hold any Securities (or a fraction thereof) or ceases to have a Carry Vehicle hold Apportioned Interests (or any fraction thereof) shall have no further rights or obligations under this Agreement.  Following the second (2nd) anniversary of the consummation of an IPO of Laureate, any Securityholder that ceases to beneficially own, or any Carry Investor that ceases to have a Carry Vehicle hold Apportioned Interests on its behalf equal to, at least one percent (1%) of the outstanding Laureate Common Equity may elect to cease being a Securityholder and, following written notice to the Company to such effect, shall have no further rights or obligations under this Agreement.

3.4                               Amendment of Carry Vehicle Agreements; Transfer Under Carry Vehicle Agreements.  Each party hereto that is party to (or the subject of) a Carry Vehicle Agreement agrees that it shall not (a) amend or permit any amendment, waiver or other modification of Article XV, XVI or XIV thereof (or to any provision of such Carry Vehicle Agreement relating to matters of the type covered by such Articles) without the prior written consent of the General Partner or (b) Transfer, or, in the case of the Carry Vehicles, permit the Transfer of Units (as defined in the applicable Carry Vehicle Agreement) or Apportioned Holdings Interests other than in accordance with the terms of the LP Agreement, this Agreement and the applicable Carry Vehicle Agreement (it being understood that, for purposes of the LP Agreement and this Agreement, any Transfer of Units constitutes an indirect Transfer of Securities).

3.5                               Rights of Carry Investors.  The Carry Vehicles and each of the other parties hereto agree that each Carry Investor shall have the power to exercise rights on behalf of, and without any additional consent or authorization of, its respective Carry Vehicle with respect to the Apportioned Holdings Interests held by such Carry Vehicle on behalf of such Carry Investor, including, without limitation, to the extent that any vote, approval or consent or any other action is required of such Carry Vehicle under this Agreement.  In furtherance of this provision, each Carry Vehicle makes, constitutes and appoints each Carry Investor that is a member or partner of such Carry Vehicle as its true and lawful attorney-in-fact for it and in its name, place and stead, which appointment shall be coupled with an irrevocable proxy to exercise all the rights, powers and privileges with respect to the Apportioned Holdings Interests held by such Carry Vehicle on behalf of such Carry Investor (subject only to the obligation that any proceeds from or on account of such Apportioned Holdings Interests shall be paid over to the Carry Vehicle for treatment as set forth in the applicable Carry Vehicle governing documents).  No Carry Investor shall enter into any agreement, which shall have the effect of limiting the scope of the power of attorney granted in this Section 3.5.  Each Carry Vehicle covenants and agrees on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such consents, waivers, amendments, instruments, documents and statements and to otherwise exercise any rights it may have as a Limited Partner and the record holder of Interests on behalf of the Carry Investors that are members or partners of such Carry Vehicle or otherwise, and to take such further actions, as may be required by law or reasonably necessary or as directed by a Carry Investor (or reasonably requested by the Company in connection therewith) to give effect to such power of attorney.

ARTICLE IV
[INTENTIONALLY OMITTED]; [INTENTIONALLY OMITTED]; OTHER TRANSFER RESTRICTIONS

4.1                               [Intentionally Omitted].

4.2                               [Intentionally Omitted].

4.3                               Other Restrictions on Transfer. Notwithstanding anything in this Agreement to the contrary, starting immediately after the pricing of a Public Offering (as defined in the Laureate Certificate of Designations) and continuing, until the earlier of (x) the date on which the Initial Follow-on Public Offering (as defined in the Laureate Certificate of Designations) is consummated pursuant to the Laureate Certificate of Designations and the Preferred Investor Registration Rights Agreement or (y) if then converted, the date which is 120 days (or if a registration is suspended, postponed or otherwise not available pursuant to the terms of the Preferred Investor Registration Rights Agreement, then an additional number of days equal to the length of such suspension, postponement or lack of availability) after the date on which an amount of Conversion Stock (as defined in the Laureate Certificate of Designations) equal to or more than the Priority Amount (as defined in the Laureate Certificate of Designations) has been registered pursuant to an effective registration statement in accordance with the terms of the Preferred Investor Registration Rights Agreement, or if earlier, the date on which at least the Priority Amount under such registration statement has been sold, no Securityholder or Investor shall offer, sell or otherwise Transfer (as defined in the Preferred Stockholders Agreement), either directly or indirectly, or agree to offer, sell or otherwise Transfer, either directly or indirectly, any of such Person’s Securities, including pursuant to a Registration Statement (as defined in the Certificate of Designations) or in a Public Offering; provided, that this Section 4.3 shall not apply to Transfers (as defined in the Preferred Stockholders Agreement) with respect to Becker Excluded Securities (as defined in the Preferred Stockholders Agreement). Notwithstanding anything in this Agreement to the contrary, this

Section 4.3 shall not be amended, modified, supplemented or terminated, and compliance with its provisions shall not be waived or released, in each case, without the prior written consent of the Super Majority Requisite Holders (as defined in the Laureate Certificate of Designations, determined pursuant to Section 9(a)(2) thereof).

ARTICLE V
MANAGEMENT; INFORMATION

5.1                               Board of Directors of the General Partner.

(a)                                 Size and Composition of the Board.  To the extent permitted by applicable law, each Investor shall vote all voting securities of the General Partner over which such Investor has voting control, and shall take all other reasonably necessary or desirable actions within such Investor’s control (whether in such Investor’s capacity as an equityholder, a Director, a member of a board committee or an officer or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the General Partner shall take all necessary or desirable actions within its control (including, without limitation, calling special board and equityholder meetings), in each case so that:

(i)             the total number of members of the Board shall be nine (9) (the members of the Board collectively, the “Directors”, and each individually, a “Director”);

(ii)          the Directors shall be designated as follows:

(A)                               So long as the Founders are the beneficial owners of a number of Securities equal to at least seventy-five percent (75%) of the Securities beneficially owned thereby immediately following the consummation of the IPO of Laureate (the “Sterling Minimum Ownership Percentage”), two (2) Directors nominated and approved by Sterling (the “Sterling Directors”), who after such IPO shall initially be Steven Taslitz, and     , and who may be removed and/or replaced at any time and from time to time without cause by the Founders, and for so long as Executive is the Chief Executive Officer of Laureate, Sterling shall be entitled to appoint Executive as an additional Director.  In the event of any vacancy created by the removal, replacement, resignation or death of a Sterling Director, such vacancy shall be filled in the sole discretion of Sterling.  In the event that the Founders cease to have the Sterling Minimum Ownership Percentage, one of the Sterling Directors shall offer its resignation as a Director to the Board and Sterling shall thereafter be entitled to designate only one (1) Sterling Director, who may be removed and/or replaced at any time and from time to time without cause by the Founders, and for so long as Executive is the Chief Executive Officer of Laureate, Sterling shall be entitled to appoint Executive as an additional Director.  In the event that the Founders cease to be the beneficial owners of a number of Securities equal to at least fifty percent (50%) of the

Securities beneficially owned thereby immediately following the consummation of the IPO of Laureate, then all of the Sterling Directors shall offer their resignations as Directors to the Board and Sterling shall thereafter not be entitled to designate any Directors, and for so long as Executive is the Chief Executive Officer of Laureate, Sterling shall be entitled to appoint Executive as an additional Director. Notwithstanding anything to the contrary in the foregoing, Sterling shall not be entitled to appoint Executive as one of the Sterling Directors;

(B)                               So long as KKR is the beneficial owner of a number of Securities equal to at least seventy-five percent (75%) of the Securities beneficially owned thereby immediately following the consummation of the IPO of Laureate (the “KKR Minimum Ownership Percentage”), two (2) Directors nominated and approved by KKR (the “KKR Directors”), who after such IPO shall initially be William Cornog and Brian Carroll, and who may be removed and/or replaced at any time and from time to time without cause by KKR.  In the event of any vacancy created by the removal, replacement, resignation or death of a KKR Director, such vacancy shall be filled in the sole discretion of KKR.  In the event that KKR ceases to have the KKR Minimum Ownership Percentage, one of the KKR Directors shall offer its resignation as a Director to the Board and KKR shall thereafter be entitled to designate only one (1) Director.  In the event that KKR ceases to be the beneficial owner of a number of Securities equal to at least fifty percent (50%) of the Securities beneficially owned thereby immediately following the consummation of the IPO of Laureate, then all of the KKR Directors shall offer their resignations as Directors to the Board and KKR shall thereafter not be entitled to designate any Directors;

(C)                               So long as StepStone is the beneficial owner of a number of Securities equal to at least seventy-five percent (75%) of the Securities beneficially owned thereby immediately following the consummation of the IPO of Laureate (the “StepStone Minimum Ownership Percentage”), one (1) Director nominated and approved by StepStone (the “StepStone Director”), who after such IPO shall initially be Darren Friedman, and who may be removed and/or replaced at any time and from time to time without cause by StepStone.  In the event of any vacancy created by the removal, replacement, resignation or death of the StepStone Director, such vacancy shall be filled in the sole discretion of StepStone.  In the event that StepStone ceases to have the StepStone Minimum Ownership Percentage, the StepStone Director shall offer its resignation as a Director to the Board and StepStone shall thereafter not be entitled to designate any Directors;

(D)                               So long as SPG is the beneficial owner of a number of Securities equal to at least seventy-five percent (75%) of the Securities beneficially owned thereby immediately following the consummation of the IPO of Laureate (the “SPG Minimum Ownership Percentage”), one (1) Director nominated and approved by SPG (the “SPG Director”), who after such IPO shall initially be Ian Snow, and who may be removed and/or replaced at any time and from time to time without cause by SPG.  In the event of any vacancy created by the removal, replacement, resignation or death of the SPG Director, such vacancy shall be filled in the sole discretion of SPG.  In the event that SPG ceases to have the SPG Minimum Ownership Percentage, the SPG Director shall offer its resignation as a Director to the Board and SPG shall thereafter not be entitled to designate any Directors;

(E)                                So long as CPV is the beneficial owner of a number of Securities equal to at least seventy-five percent (75%) of the Securities beneficially owned thereby immediately following the consummation of the IPO of Laureate (the “CPV Minimum Ownership Percentage”), one (1) Director nominated and approved by CPV (the “CPV Director”), who after such IPO shall initially be Andrew Cohen, and who may be removed and/or replaced at any time and from time to time without cause by CPV.  In the event of any vacancy created by the removal, replacement, resignation or death of the CPV Director, such vacancy shall be filled in the sole discretion of CPV.  In the event that CPV ceases to have the CPV Minimum Ownership Percentage, the CPV Director shall offer its resignation as a Director to the Board and CPV shall thereafter not be entitled to designate any Directors; and

(F)                                 So long as Bregal is the beneficial owner of a number of Securities equal to at least seventy-five percent (75%) of the Securities beneficially owned thereby immediately following the consummation of the IPO of Laureate (the “Bregal Minimum Ownership Percentage”), one (1) Director nominated and approved by Bregal (the “Bregal Director”), who after such IPO shall initially be Quentin Van Doosselaere, and who may be removed and/or replaced at any time and from time to time without cause by Bregal.  In the event of any vacancy created by the removal, replacement, resignation or death of the Bregal Director, such vacancy shall be filled in the sole discretion of Bregal.  In the event that Bregal ceases to have the Bregal Minimum Ownership Percentage, the Bregal Director shall offer its resignation as a Director to the Board and Bregal shall thereafter not be entitled to designate any Directors.

(iii)       The Director appointment rights set forth in Section 5.1(a)(ii) are not transferable.

(iv)      All references to a number of Securities in Section 5.1(a)(ii) shall be equitably adjusted with respect to any splits, divisions or distributions with respect to the Securities outstanding immediately after the consummation of the IPO of Laureate.

(v)         In the event that an Investor loses or chooses not to exercise its right to designate one or more Directors pursuant to this Section 5.1(a), the seat or seats held by such Director or Directors shall be filled by the Majority Holders.

(b)                                 Director Voting.  Each Director shall be entitled to cast one (1) vote with respect to each matter brought before the Board for vote.  Any action of the General Partner under this Agreement or the LP Agreement shall require the affirmative vote of the Board or a duly authorized committee thereof acting pursuant to the terms of this Section 5.1.  The approval of a majority of the Board shall be required in connection with each matter brought before the Board for vote.  Except as otherwise provided in Section 5.3, a majority of the Board shall be required to approve any matter on which the Company in its capacity as a shareholder of Laureate is required to vote (e.g., an election of directors on the Laureate Board).

(i)             The following actions to be taken by the General Partner or the Company (and any Subsidiary of the Company other than Laureate and its Subsidiaries) shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the Directors:

(A)                               any acquisition, whether by merger, stock acquisition, asset purchase or otherwise, of assets, securities, Persons or other investment involving consideration (including any contingent consideration and any consideration tied to subsequent related acquisition or other transactions) with a value in excess of $25,000,000;

(B)                               any sale, lease, spin-off or other disposition of assets, securities, or Persons involving consideration (including any contingent consideration and any consideration tied to subsequent related dispositions or other transactions);

(C)                               except as provided in Section 9.2(d) of the LP Agreement, any liquidation, dissolution, winding-up, recapitalization, reorganization, merger, consolidation or similar transaction, but in each case, only in accordance with the LP Agreement;

(D)                               the issuance of equity securities except as otherwise contemplated by the Executive Interest Subscription Agreement and the Advisor Interest Subscription Agreement;

(E)                                the declaration and/or payment of dividends, distributions and other payments to equityholders except as otherwise contemplated by this Agreement, the Executive Interest Subscription Agreement and the Advisor Interest Subscription Agreement and except as contemplated by Section 9.2(d) of the LP Agreement;

(F)                                 the Company (x) pursuant to or in the meaning of any Bankruptcy Law: (1) commencing a voluntary case; (2) consenting to the entry of any order for relief against it in an involuntary case; (3)

consenting to the appointment of a Custodian of it; or (4) making a general assignment for the benefit of its creditors; or (y) taking, under any foreign laws relating to insolvency, any action comparable to the actions set forth in clause (x);

(G)                               the incurrence of indebtedness;

(H)                              any change in the fiscal year of the Company; and

(I)                                   the engagement of the Company in new activities not incidental or ancillary to owning, managing and disposing of Laureate or Santa Fe or to operating any other line of business previously approved pursuant to this clause.

(ii)          The following action to be taken by the General Partner shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the Directors:

(A)                               An increase or decrease in the size of the Board.

(c)                                  Actions on Certain Matters.

(i)             With respect to any determination by the General Partner pursuant to Section 8.17 of the LP Agreement, such determination shall be made by no less than a majority of Directors unaffiliated with the interested party.

(ii)          [Intentionally omitted].

(iii)       With respect to any determination by the General Partner to Transfer all or any portion of Interests held by the General Partner, such determination shall be made by no less than sixty-six and two-thirds percent (66 2/3%) of the Directors.

(d)                                 Conflicts of Interest.  If any Director’s attendance at any meeting of the Board or the Laureate Board or a committee of the Board or the Laureate Board, or any portion thereof, in the reasonable judgment of the Board or the Laureate Board, would create a conflict of interest, then such Director shall recuse himself from the portion of such meeting that would create such conflict.  To the extent that receipt of materials or other information provided to Directors at any meeting of the Board or a committee of the Board would create, in the reasonable judgment of the Board, a conflict of interest with respect to any Director, such Director shall not receive such materials or other information.

(e)                                  [Intentionally omitted].

(f)                                   Non-Voting Board Observers.  Certain Investors shall have the right to designate a natural Person to be a non-voting observer of the Board (a “Non-Voting Board Observer”) in accordance with the following:

(i)             For so long as Moore Capital is the beneficial owner of a number of Interests equal to at least twenty-five percent (25%) of the number of Interests beneficially owned thereby immediately following the IPO of Laureate, then Moore Capital shall have the right to designate one (1) Non-Voting Board Observer.

(ii)          For so long as Caisse is the beneficial owner of a number of Interests equal to at least twenty-five percent (25%) of the number of Interests beneficially owned thereby immediately following the IPO of Laureate, then Caisse shall have the right to designate one (1) Non-Voting Board Observer.

(iii)       For so long as Torreal is the beneficial owner of a number of Interests equal to at least twenty-five percent (25%) of the number of Interests beneficially owned thereby immediately following the IPO of Laureate, then Torreal shall have the right to designate one (1) Non-Voting Board Observer.

(iv)      For so long as Vulcan and Makena are the collective beneficial owners of a number of Interests equal to at least twenty-five percent (25%) of the number of Interests beneficially owned thereby immediately following the IPO of Laureate, then Vulcan and Makena shall jointly have the right to designate one (1) Non-Voting Board Observer.

(v)         If StepStone no longer has the right to designate a Director, then for so long as StepStone is the beneficial owner of a number of Interests equal to at least twenty-five percent (25%) of the Interests beneficially owned thereby immediately following the IPO of Laureate, then StepStone shall have the right to designate one (1) Non-Voting Board Observer.

The General Partner shall provide each Non-Voting Board Observer with written notice of each meeting of the Board, at the same time and in the same manner as notice is provided to the Directors, and permit the Non-Voting Board Observers to attend, as a non-voting observer, all such meetings, either in person or by telephone conference; provided that if any Non-Voting Board Observer’s attendance at any such meeting or any portion thereof, in the reasonable judgment of the Board, would create a conflict of interest for the General Partner or a waiver of attorney-client privilege by the General Partner, then the General Partner may exclude such Non-Voting Board Observer from the portion of such meeting that would create such conflict or cause such waiver.  Each Non-Voting Board Observer shall be entitled to receive all written materials and other written information provided to the Directors in connection with such meetings at the same time such materials and information are provided to such Directors, except to the extent that receipt of such materials or other information would create, in the reasonable judgment of the Board, a conflict of interest for the General Partner or waiver of attorney-client privilege by the General Partner.  If any Non-Founder Investor has a representative on the board of any Subsidiary of the Company, each Non-Voting Board Observer shall be entitled to the same rights with respect to the board of such Subsidiary as he has with respect to the Board.  No Investor shall be permitted to designate a Non-Voting Board Observer to the Laureate Board.

(g)                                  Expenses.  The Company shall pay all reasonable out-of-pocket expenses incurred by the Directors in connection with the performance of their duties as Directors and in connection with their attendance at any meeting of the Board and any committee thereof.

(h)                                 Governing Documents.  If, at any time, any provision of the General Partner’s governing documents is inconsistent with the requirements of any provision of this Section 5.1, the parties hereto shall take any such action reasonably in their power as may be necessary to amend any such provision in the applicable governing document to conform with such requirements.

(i)                                     Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement (including, without limitation, Section 5.1 and Section 5.2) are subject, in all respects, to the rights granted to the Preferred Investors pursuant to Section 2.6 of the Preferred Stockholders Agreement, and each party to this Agreement shall, with respect to itself (but not with respect to any other party) promptly take all action necessary to give effect to the terms of the Preferred Stockholders Agreement, including all such applicable actions specified in Section 2.6 of the Preferred Stockholders Agreement. For so long as (x) the Preferred Stockholders Agreement remains in effect, the Company shall not distribute any equity interests in Laureate held by the Company (and no Securityholder or Investor party to this Agreement shall accept any such equity interests in Laureate) unless and until, as a condition to such distribution, such Securityholder or Investor executes and delivers to Laureate and the Preferred Investors a counterpart to the Preferred Stockholders Agreement, agreeing to be bound by the restrictions and obligations binding on the Company thereunder and (y) the Preferred Investor Registration Rights Agreement remains in effect, the Company shall not distribute any equity interests in Laureate held by the Company (and no Securityholder or Investor shall accept any such equity interests in Laureate) unless and until, as a condition to such distribution, such Securityholder or Investor executes and delivers to Laureate and the Preferred Investors a counterpart to the Preferred Investor Registration Rights Agreement, agreeing to be bound by the restrictions and obligations on Sponsor (as defined in the Preferred Investor Registration Rights Agreement) thereunder. The Preferred Investors shall be third party beneficiaries for the purposes of this Section 5.1(i) and shall have the right to enforce the provisions hereof. Notwithstanding anything in this Agreement to the contrary, this Section 5.1(i) shall not be amended, modified, supplemented or terminated, and compliance with this Section 5.1(i) shall not be waived or released, in each case, without the prior written consent of the Super Majority Requisite Holders (as defined in the Laureate Certificate of Designations, determined pursuant to Section 9(a)(2) thereof).

5.2                               Laureate Board.

(a)                                 Size and Composition of the Laureate Board.  To the extent permitted by law, until such time as the Company and the Investors collectively cease to own at least forty percent (40%) of the outstanding Laureate Common Equity, the General Partner shall have the right to designate a number of Laureate Directors (the “Wengen Designees”) equal to the Company’s or the Investors’ proportionate share (rounded up) of the economic ownership of Common Stock.  Four of such Wengen Designees shall be the Sterling Laureate Director, the KKR Laureate Director, the CPV Laureate Director and the Bregal Laureate Director until such Wengen Designee shall cease to have a right to serve as a Laureate Director in accordance with the terms of Sections 5.2(a)(i)(A), (B), (C) and (D), respectively. The initial Laureate Board shall be eleven Laureate Directors including seven Wengen Designees.  To the extent permitted by law, regardless of the amount of Common Stock held by the Company and the Investors, the General Partner and Laureate shall cause the Laureate Board to include the Sterling Laureate Director, the KKR Laureate Director, the CPV Laureate Director and the Bregal Laureate Director until such Person shall cease to have a right to serve as a Laureate Director in accordance with the terms of Sections 5.2(a)(i)(A), (B), (C) and (D), respectively.  In the event of any vacancy created by the removal, replacement, resignation or death of a Wengen Designee, such vacancy shall be filled by the General Partner at the direction of the Investor entitled to appoint such Wengen Designee or, in the absence of such a right, by the Majority Holders.

(i)             The General Partner shall cause to be voted, all voting securities of Laureate owned by the Company and shall take all necessary or desirable actions within its control, and each Investor shall vote all Common Stock it has received pursuant to Section 2.5 over which it has direct or indirect voting control, and shall take all other reasonably necessary or desirable actions within such Investor’s control (whether in such Investor’s capacity as a holder of Securities, a Laureate Director, a member of a board committee or an officer or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), in each case, so that the Wengen Designees shall include the following:

(A)                               So long as the Founders are the beneficial owners of a number of shares of Common Stock equal to $75 million divided by the IPO price of a share of Class A Common Stock (the “Sterling Laureate Board Minimum Ownership Amount”), one (1) Laureate Director nominated and approved by Sterling (the “Sterling Laureate Director”), who shall initially be Steven Taslitz who may be removed and/or replaced at any time and from time to time without cause by the Founders.  In the event that the Founders cease to be the beneficial owners of a number of Securities equal to at least the Sterling Laureate Board Minimum Ownership Amount, then the Sterling Laureate Director shall offer his resignation as a Laureate Director to the Laureate Board and Sterling shall thereafter not be entitled to designate a Laureate Director;

(B)                               So long as KKR is the beneficial owner of a number of shares of Common Stock equal to $75 million divided by the IPO price of a share of Class A Common Stock (the “KKR Laureate Board Minimum Ownership Amount”), one (1) Laureate Director nominated and approved by KKR (the “KKR Laureate Director”), who shall initially be William Cornog, and who may be removed and/or replaced at any time and from time to time without cause by KKR.  In the event of any vacancy created by the removal, replacement, resignation or death of a KKR Laureate Director, such vacancy shall be filled in the sole discretion of KKR.  In the event that KKR ceases to be the beneficial owner of a number of Securities equal to at least the KKR Laureate Board Minimum Ownership Amount, then the KKR Laureate Director shall offer his resignation as a Laureate Director to the Laureate Board and KKR shall thereafter not be entitled to designate a Laureate Director;

(C)                               So long as CPV is the beneficial owner of a number of shares of Common Stock equal to $75 million divided by the IPO price of a share of Class A Common Stock (the “CPV Laureate Board Minimum Ownership Amount”), one (1) Laureate Director nominated and approved by CPV (the “CPV Laureate Director”), who shall initially be Andrew Cohen, and who may be removed and/or replaced at any time and from time to time without cause by CPV.  In the event of any vacancy created by the removal, replacement, resignation or death of the CPV Laureate Director, such vacancy shall be filled in the sole discretion of CPV.  In the event that CPV ceases to be the beneficial owner of a number of Securities equal to at least the CPV Laureate Board Minimum Ownership Amount, then the CPV Laureate Director shall offer his resignation as a Laureate Director to the Laureate Board and CPV shall thereafter not be entitled to designate a Laureate Director;

(D)                               So long as Bregal is the beneficial owner of a number of shares of Common Stock equal to $75 million divided by the IPO price of a share of Class A Common Stock (the “Bregal Laureate Board Minimum Ownership Amount”), one (1) Laureate Director nominated and approved by Bregal (the “Bregal Laureate Director”), who shall initially be Quentin Van Doosselaere, and who may be removed and/or replaced at any time and from time to time without cause by Bregal.  In the event of any vacancy created by the removal, replacement, resignation or death of the Bregal Laureate Director, such vacancy shall be filled in the sole discretion of Bregal.  In the event that Bregal ceases to be the beneficial owner of a number of Securities equal to at least the Bregal Laureate Board Minimum Ownership Amount, then the Bregal Laureate Director shall offer his resignation as a Laureate Director to the Laureate Board and Bregal shall thereafter not be entitled to designate a Laureate Director; and

(E)                                The remaining Wengen Designees not designated under Section 5.2(a)(i)(A)-(D) shall initially be chosen by the Majority Holders and shall initially be Brian Carroll, Pedro del Corro García-Lomas and Ian Snow;

(ii)          The Laureate Director appointment rights set forth in this Section 5.2(a) are not transferable except they shall transfer automatically to the Investors upon a dissolution of the Company.

(iii)       All references to a number of Securities in Section 5.2(a)(i) shall be equitably adjusted with respect to any splits, divisions or distributions with respect to the Securities outstanding immediately after the consummation of the IPO of Laureate.

(iv)      The size of the Laureate Board shall not be increased or decreased without a vote of the Majority Holders.

(v)         For so long as Executive remains the Chief Executive Officer of Laureate, the General Partner shall cause to be voted all voting securities of Laureate owned by the Company and each Investor shall vote all Common Stock it has received pursuant to Section 2.5 over which it has direct or indirect voting control, to elect Executive to be a Laureate Director.

(vi)      If Executive shall no longer be the Chief Executive Officer of Laureate, he shall not be a Wengen Designee.

(b)                                 Certain Board Committees of Laureate; Coordination Committee.

(i)             Immediately after the consummation of an IPO of Laureate, each of the Company and Laureate and each Investor who shall own shares of Common Stock (or, if such Investor is a Carry Vehicle, its Carry Investor) shall use its reasonable best efforts to cause the Laureate Board (which shall be composed of the individuals set forth in Section 5.2(a)) to form the following committees, the members of each of which are set forth on Exhibit C hereto:  (A) an audit committee (the “Audit Committee”), (B) a compensation committee (the “Compensation Committee”), (C) a coordination committee (the “Coordination Committee”) and (D) a nominating and corporate governance committee (the “Governance Committee” and, together with the Audit Committee, the Compensation Committee and the Coordination Committee, the “Committees”).  The members of each of the Committees shall be appointed by a vote of a majority of the Laureate Directors.  The Coordination Committee shall initially consist of the Wengen Designees.

(ii)          The Committees shall have such powers and rights as determined by the Laureate Board and as required by the Nasdaq Global Select Market; provided, that the role of the Coordination Committee shall be limited to (A) in the case of Rule 144 sales after the first secondary offering of Common Stock held by the Investors, coordinating such sales to avoid violations of Rule 144 by Investors that desire or that may desire (after the Coordination Committee asks all of the Investors) to sell or cause the Company to sell Common Stock and (B) in the case of all other dispositions, in its discretion, the orderly disposition of Common Stock in a manner that does not (x) prejudice the ability of Investors to dispose of their shares of Common Stock or (B) affect the value of the shares held by

Investors. For purposes of this Section 5.2(b)(ii), Executive agrees with Laureate that should Executive desire to sell or cause the Company to sell Laureate Common Equity, dispositions of stock and options by Executive are subject to Laureate’s approval as governed by the Coordination Committee, regardless of whether Executive received such stock and options from the Company or Laureate. Notwithstanding anything to the contrary in the foregoing, the Coordination Committee shall have no authority with respect to sales of Common Stock by Investors to their Affiliates and sales of Common Stock by Investors and their Affiliates to other Investors and their Affiliates.

(iii)       The Coordination Committee will keep the Investors reasonably informed of the times when they are entitled to sell (or to direct the Company to sell if the Company exists) in a Rule 144 sale and the amounts they are entitled to sell therein.  Subject to the notice requirements of the following sentence, the presence, in person or by telephone, of members of the Coordination Committee (the “Committee Members”) representing a majority of the votes entitled to be cast by all Committee Members shall constitute a quorum for action, and the Coordination Committee shall act by affirmative vote of Committee Members representing a majority of the votes entitled to be cast by all Committee Members.  Meetings of the Coordination Committee may be called by any Committee Member on at least two (2) Business Days’ notice to each Committee Member, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice.  The Coordination Committee shall meet and make a determination regarding a requested Transfer of Securities reasonably promptly upon receipt of a bona fide written request from an Investor requesting General Partner approval to Transfer such Securities.

(iv)      The Coordination Committee shall expire, and shall be dissolved by the Laureate Board, on the third (3rd) anniversary of the consummation of an IPO of Laureate; provided, that such expiration date may be extended to no later than the fourth (4th) anniversary of the consummation of an IPO of Laureate if (i) the holders of at least two-thirds (2/3) of the Interests and (ii) at least a majority of the Investors that indirectly own over one percent (1%) of the outstanding Laureate Common Equity approve such extension.

(v)         The Wengen Designees shall be entitled to seats on any executive committee formed by the Laureate Board in proportion to the aggregate proportionate interest of the Company and the Investors in the outstanding Common Stock.

5.3                               Pass-Along of Voting and Disposition Rights in Laureate Held by the Company.

(a)                                 If at any time after the consummation of an IPO of Laureate the Company is requested or required to vote in its capacity as a shareholder of Laureate on any acquisition, merger or a sale of all or substantially all of the assets, of Laureate, the General Partner shall cause the Company to vote all of the shares of Common Stock held by it in accordance with the instructions of each Investor as if such Investor held such shares of Common Stock directly.

(b)                                 Approval of the Majority Holders shall be required for any proposed change in the rights of the Company in Laureate after the consummation of an IPO of Laureate.

(c)                                  If the Company has been asked by Laureate or any other Person to tender or sell shares of Common Stock, the Company shall act in accordance with instructions of each Investor as if such Investor held such shares of Common Stock directly.

(d)                                 Approval of the Majority Holders shall be required for filling vacated seats for Wengen Designees unless such seats are already allocated pursuant to Section 5.2(a)(i)(A)-(D).

5.4                               VCOC Party.

(a)                                 At the written request of an Investor on its own behalf or on behalf of an Affiliate thereof that indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations (each, a “VCOC Party”), for so long as the VCOC Party, directly or through one or more wholly owned Subsidiaries, continues to be an Investor, the General Partner, the Company, the IPO Corporation and each Holding Entity shall, and the General Partner shall cause the Company, the IPO Corporation and each Holding Entity to, subject to such VCOC Party entering into a confidentiality and standstill agreement with the Company in form and substance reasonably acceptable to the General Partner, with respect to each such requesting VCOC Party, provide such VCOC Party or its designated representative with:

(i)             the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries, as the VCOC Party shall reasonably request;

(ii)          as soon as available and in any event within forty five (45) days after the end of each of the first three quarters of each fiscal year of a Holding Entity, consolidated balance sheets of such Holding Entity and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of such Holding Entity and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii)       as soon as available and in any event within ninety (90) days after the end of each fiscal year of a Holding Entity, a consolidated balance sheet of such Holding Entity and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of such Holding Entity and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(iv)      to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available;

(v)         to the extent consistent with applicable law, inform the VCOC Party or its designated representative in advance with respect to any significant corporate actions involving the Company and its Subsidiaries, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company; and

(vi)      to provide the VCOC Party or its designated representative with the right to consult with and advise the Company and its Subsidiaries with respect to such actions and all other matters relating to the operation of the Company and its Subsidiaries.

Each Investor whose Ownership Percentage is 10% or greater shall be entitled to the rights set forth in this Section 5.4(a).

(b)                                 The Company agrees to consider, in good faith, the recommendations of the VCOC Party or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

5.5                               Information.

(a)                                 No Securityholder or Investor shall be entitled to obtain any information relating to the Company, any Holding Entity or the General Partner except as expressly provided in this Agreement or the LP Agreement or to the extent required by applicable law; and to the extent a Securityholder or Investor is so entitled to such information, such Securityholder or Investor shall be subject to the provisions of Section 5.5(b).  The General Partner shall have access to all information regarding the Company and its Subsidiaries subject to the provisions of Section 5.5(b).

(b)           In furtherance of and not in limitation of any other similar agreement such Securityholder or Investor may have with the Company, each Securityholder  and Investor agrees that all Confidential Information shall be kept confidential by such party and shall not be disclosed by such party in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed by a party to its Affiliates (which, for purposes of this Section 5.5(b), shall not include any portfolio companies of such a party) and its and their representative managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors of such party) and each party that is a limited partnership or limited liability company may disclose such Confidential Information to any former partners or members who retained an economic interest in such party, and to any current or prospective partner, limited partner, general partner or management company (or an Affiliate thereof) of such party (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (collectively, for purposes of this Section 5.5(b), “Representatives”) who need to be provided such Confidential Information to assist such party in evaluating its investment, each of which Representatives shall be bound by the provisions of this Section 5.5(b) and such party shall be responsible for any breach of this provision by any such Representative, (ii) any disclosure of Confidential Information may be made by a party or its Representatives to the extent the Company consents in writing, and (iii) Confidential Information may be disclosed by any Investor, Securityholder or Representative to the extent that the Investor, Securityholder or its Representative has received advice from its counsel that it is legally compelled to do so.  Prior to any disclosure pursuant to clause (iii) of the preceding sentence required in connection with any legal proceeding, subpoena, civil investigative demand or any other similar process, the Investor, Securityholder or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the General Partner regarding such disclosure and, if reasonably requested by the General Partner, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Investor, Securityholder or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required.  Notwithstanding anything to the contrary herein, the confidentiality obligations of the parties hereto under this Section 5.5 shall not apply to the disclosure of the fact that the disclosing party has an indirect investment in a Holding Entity (or its successors) in name only (it being understood that this disclosure shall not include the investment amount, valuation information or any other information related thereto).

(c)           [Intentionally omitted].

(d)           Notwithstanding anything in this Agreement to the contrary, to comply with United States Treasury Regulation Section 1.6011-4(b)(3)(i), each holder of Interests (and any employee, representative or other agent of such holder) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (1) the name of, or any other identifying information regarding (a) the Company or any existing or future investor (or any affiliate thereof) in the Company, or (b) any investment or transaction entered into by the Company, (2) any performance information relating to the Company or its investments and (3) any performance or other information relating to previous funds or investments sponsored by any holder of Interests, does not constitute such tax treatment or tax structure information.

(e)           The General Partner shall provide, or cause to be provided, to each Investor the information provided to VCOC Parties pursuant to Section 5.4(a)(ii), (iii) and (iv).

ARTICLE VI
MISCELLANEOUS

6.1          Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Advisor” means SP-L Founders, LLC.

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person or, in the case of a natural Person, any other member of such Person’s Family Group; provided, however, that for purposes of aggregating any Interests of “Affiliates” herein, “Affiliate” of a Person shall be deemed to also include any other Persons with a common investment manager; provided, however, that Persons shall not be deemed “Affiliates” of one another or the Company solely as a result of holding Interests or the existence of this Agreement, the LP Agreement or the Laureate Registration Rights Agreement; provided further, however, that no Carry Investor (or other partner or member in a Carry Vehicle) shall be deemed an “Affiliate” of one another or any Carry Vehicle solely as a result of being a partner or member in a Carry Vehicle, and no Carry Vehicle shall be deemed an “Affiliate” of one another or any Carry Investor (or other partner or member in a Carry Vehicle). For purposes of this Agreement, the following Persons shall be deemed to be Affiliates of each other: Torreal Sociedad De Capital Riesgo S.A., Pedro del Corro García-Lomas, José Díaz-Rato Revuelta and Bernardino Díaz-Andreu García.

“Agreement” has the meaning set forth in the preface.

“Apportioned Holdings Interest” means, with respect to each Carry Investor, the respective Series A-1 Interests held by a Carry Vehicle in respect of such Carry Investor.

“Audit Committee” has the meaning set forth in Section 5.2(b).

“Bankruptcy Law” means Title 11, United States Code, or any similar federal, state, local or foreign law providing for the insolvency, reorganization, receivership, dissolution, winding up or liquidation of a debtor.

“Board” means the Board of Directors of the General Partner.

“Bregal” means Bregal Europe Co-Investment L.P., and any other party hereto that is (i) an Affiliate of the foregoing and (ii) a Permitted Transferee of Interests held by the foregoing immediately following the consummation of the Merger, collectively.

“Bregal Director” has the meaning set forth in Section 5.1(a)(ii)(E).

“Bregal Laureate Board Minimum Ownership Amount” has the meaning set forth in Section 5.2(a)(i)(D).

“Bregal Laureate Director” has the meaning set forth in Section 5.2(a)(i)(D).

“Bregal Minimum Ownership Percentage” has the meaning set forth in Section 5.1(a)(ii)(E).

“Bucket Maximum” shall mean one percent (1%) of all of the outstanding shares of Class A Common Stock; provided, that the Bucket Maximum shall not apply to any sale of Common Stock pursuant to a registration statement.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by law to close.

“Caisse” means Caisse de dépôt et placement du Québec, and any other party hereto that is (i) an Affiliate of the foregoing and (ii) a Permitted Transferee of Interests held by the foregoing immediately following the consummation of the Merger, collectively.

“Capital Contributions” has the meaning given such term in the LP Agreement.

“Carry Investors” means the entities identified in the column entitled “Carry Investors” in Appendix 3.

“Carry Vehicle Agreements” means, collectively, the Partnership or Operating Agreement of Laureate Co-Investors I, Limited Partnership, Laureate Co-Investors II, Limited Partnership, Laureate Co-Investors III, Limited Partnership, Laureate Co-Investors IV, Limited Partnership, Laureate Co-Investors V, Limited Partnership and ILM Investments Limited Partnership true and correct copies of which have been provided to the General Partner on the date hereof in accordance with this Agreement.

“Carry Vehicles” means the entities identified in the column entitled “Carry Vehicles” in Appendix 3.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of Laureate to be authorized in the IPO Charter.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of Laureate to be authorized in the IPO Charter.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committees” has the meaning set forth in Section 5.2(b).

“Committee Members” has the meaning set forth in Section 5.2(b).

“Common Stock” means the Class A Common Stock and Class B Common Stock, in each case held by the Company or acquired from the Company.

“Company” has the meaning set forth in the preface.

“Compensation Committee” has the meaning set forth in Section 5.2(b).

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of, an Investor or a Securityholder from the Company or its Representatives or through the ownership of an equity interest in the General Partner, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Person or Representative, (ii) was or becomes available to such Person on a nonconfidential basis prior to disclosure to the Investors or the Securityholder by the Company, the General Partner or their respective Representatives or through its ownership of an equity interest in the General Partner, (iii) was or becomes available to the Investors or the Securityholder from a source other than the Company, the General Partner or their respective Representatives or through such parties direct or indirect ownership of an equity interest in the General Partner, provided that such source is not known by such party to be bound by a confidentiality agreement with the Company or the General Partner, or (iv) is independently developed by such party without the use of any such information received under this Agreement or the LP Agreement.  Confidential Information also includes all information previously provided under the provisions of any confidentiality agreement to which any Investor or Securityholder is party with respect to Laureate, including all information, documents and reports referred to thereunder, all understandings, agreements and other arrangements between and among the parties hereto, and all other non-public information received from, or otherwise relating to the Company, Laureate and their Subsidiaries and any party hereto or any other investor in any of the foregoing.

“Control” (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) means, with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether by ownership of voting securities, by contract or otherwise.

“Coordination Committee” has the meaning set forth in Section 5.2(b).

“Covered Opportunity” has the meaning set forth in Section 6.12.

“Custodian” means any receiver, trustee, conservator, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Director” has the meaning set forth in Section 5.1(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Executive” has the meaning set forth in the preface.

“Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants or any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of such persons.

“Founder” means, collectively, Executive, Steven Taslitz, Sterling Capital Partners II, L.P., Sterling Capital Partners III, L.P., SP-L Affiliate, LLC and each of their respective Affiliates (other than any Carry Vehicle, SP-L Management, LLC or any other party to a Carry Vehicle Agreement).

“General Partner” has the meaning set forth in the preface.

“Governance Committee” has the meaning set forth in Section 5.2(b).

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Holding Entity” has the meaning set forth in the LP Agreement.

“Interests” has the meaning set forth in the LP Agreement.

“Investors” has the meaning set forth in the preface.

“IPO” means an initial public offering.

“IPO Charter” means that certain form of Amended and Restated Certificate of Incorporation of Laureate attached hereto as Exhibit B, as the same may be amended in accordance with the terms hereof and thereof.

“KKR” means KKR 2006 Fund (Overseas), Limited Partnership and KKR Partners II (International), L.P., and any other party hereto that is (i) an Affiliate of any of the foregoing and (ii) a Permitted Transferee of Interests held by any of the foregoing immediately following the consummation of the Merger, collectively.

“KKR Director” has the meaning set forth in Section 5.1(a)(ii)(B).

“KKR Laureate Board Minimum Ownership Amount” has the meaning set forth in Section 5.2(a)(i)(B).

“KKR Laureate Directors” has the meaning set forth in Section 5.2(a)(i)(B).

“KKR Minimum Ownership Percentage” has the meaning set forth in Section 5.1(a)(ii)(B).

“Laureate” has the meaning set forth in the preamble to this Agreement.

“Laureate Board” means the board of directors of Laureate.

“Laureate Certificate of Designations” means that certain Certificate of Designations of Convertible Preferred Stock, Series A of Laureate, dated as of December 20, 2016.

“Laureate Common Equity” means the Class A Common Stock and the Class B Common Stock.

“Laureate Director” means a member of the Laureate Board.

“Laureate Registrable Securities” has the same meaning as “Registrable Securities” as such term is defined in the Preferred Investor Registration Rights Agreement.

“Laureate Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among Laureate, the Company, the General Partner and the other parties thereto.

“Laureate Subscription Agreement” means that certain Subscription Agreement, entered into as of December 4, 2016 by and among Laureate and the Preferred Investors.

“Limited Partner” means a limited partner of the Company.

“LP Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of the Company among the General Partner and the Limited Partners, as amended from time to time.

“Majority Holders” means the Investors who hold, or on whose behalf a Carry Vehicle holds, more than fifty percent (50%) of the number of outstanding Series A-1 Interests.

“Makena” means Makena Capital Holdings B, L.P., and any other party hereto that is (i) an Affiliate of the foregoing and (ii) a Permitted Transferee of Interests held by the foregoing immediately following the consummation of the Merger, collectively.

“Merger” means the merger of L Curve Sub Inc. with and into Laureate pursuant to the Merger Agreement.

“Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger among the Company, Laureate and L Curve Sub Inc., as amended from time to time.

“Moore Capital” means Kendall Family Investments, LLC, Moore Macro Fund, LP, and  Moore Emerging Markets Fund (Master), LP any other party hereto that is (i) an Affiliate of any of the foregoing and (ii) a Permitted Transferee of Interests held by any of the foregoing immediately following the consummation of the Merger, collectively.

“No Sale Period” means any period after an IPO of Laureate in which the underwriters in such IPO have requested that one or more Laureate shareholders not sell their shares of Common Stock.

“Non-Employee Directors” has the meaning set forth in Section 6.17(b).

“Non-Founder Investor” means each Investor that is not a Founder.

“Ordinary Shares” means the shares, par value US$1.00, of the General Partner.

“Ownership Percentage” means, for each Investor and with respect to a type and class of Security, the percentage obtained by dividing (1) the sum of (a) the number of Interests or shares of such Security held by such Investor and (b) the Apportioned Holdings Interests or shares of such Security held by a Carry Vehicle in respect of such Investor by (2) the total number of Interests or shares of such Security outstanding.

“Permitted Transferee” means any Person that acquires Interests in accordance with the LP Agreement.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof, or any group consisting of one or more of the foregoing.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the U.S. Code of Federal Regulations.

“Preferred Investor Registration Rights Agreement” means that certain Registration Rights Agreement, entered into as of December 20, 2016 by and among Laureate, the Company, the Preferred Investors and the other parties thereto.

“Preferred Investors” means all Investors (as defined in the Preferred Stockholders Agreement) party to the Preferred Stockholders Agreement, including any Persons who become a party to the Preferred Stockholders Agreement as an Investor following the Closing (as defined in the Laureate Subscription Agreement) pursuant to the terms and conditions thereof.

“Preferred Stockholders Agreement” means that certain Stockholders Agreement of Laureate, dated as of December 20, 2016 by and among Laureate, the Company and the other parties thereto.

“Related Parties” has the meaning set forth in Section 6.14(b).

“Representatives” has the meaning set forth in Section 5.4(b).

“Rule 144” means Rule 144 adopted under the Securities Act.

“CPV” means S.A.C. Capital Management, LLC, S.A.C. Capital Management, L.P., S.A.C. Capital International, Ltd., S.A.C. Global Diversified Fund, Ltd., S.A.C. Multi-Strategy Fund, L.P. and S.A.C. Multi-Strategy Fund, Ltd., and any other party hereto that is (i) an Affiliate of any of the foregoing and (ii) a Permitted Transferee of Interests held by any of the foregoing immediately following the consummation of the Merger, collectively.

“CPV Director” has the meaning set forth in Section 5.1(a)(ii)(D).

“CPV Laureate Directors” has the meaning set forth in Section 5.2(a)(i)(C).

“CPV Laureate Board Minimum Ownership Amount” has the meaning set forth in Section 5.2(a)(i)(C).

“CPV Minimum Ownership Percentage” has the meaning set forth in Section 5.1(a)(ii)(D).

“Sale Notice” has the meaning set forth in the LP Agreement.

“Santa Fe” means Santa Fe University of Art and Design.

“SEC” means the Securities and Exchange Commission.

“Securities” means the Interests or other equity securities issued from time to time by the Company or the Common Stock.

“Securityholder” has the meaning set forth in the preface.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Series A-1 Interests” has the meaning set forth in the LP Agreement.

“Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1.02 of Regulation S-X promulgated by the SEC.

“SPG” means Snow, Phipps & Guggenheim (Offshore), L.P., Snow, Phipps & Guggenheim (B), L.P., Snow, Phipps & Guggenheim, L.P., Snow, Phipps & Guggenheim (RPV), L.P., and S.P.G. Co-Investment, L.P., and any other party hereto that is (i) an Affiliate of any of the foregoing and (ii) a Permitted Transferee of Interests held by any of the foregoing immediately following the consummation of the Merger, collectively.

“SPG Director” has the meaning set forth in Section 5.1(a)(ii)(C).

“SPG Minimum Ownership Percentage” has the meaning set forth in Section 5.1(a)(ii)(C).

“StepStone” means StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holdings, L.P., 2007 Co-Investment Portfolio, L.P. and any other party hereto that is (i) an Affiliate of any of the foregoing and (ii) a Permitted Transferee of Interests held by any of the foregoing immediately following the consummation of the Merger, collectively.

“StepStone Director” has the meaning set forth in Section 5.1(a)(ii)(C).

“StepStone Minimum Ownership Percentage” has the meaning set forth in Section 5.1(a)(ii)(C).

“Sterling” means Sterling Capital Partners II, L.P.

“Sterling Directors” has the meaning set forth in Section 5.1(a)(ii)(A).

“Sterling Laureate Board Minimum Ownership Amount” has the meaning set forth in Section 5.2(a)(i)(A).

“Sterling Laureate Directors” has the meaning set forth in Section 5.2(a)(i)(A).

“Sterling Minimum Ownership Percentage” has the meaning set forth in Section 5.1(a)(ii)(A).

“Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

“Torreal” means Torreal Sociedad De Capital Riesgo S.A., and any other party hereto that is (i) an Affiliate of the foregoing and (ii) a Permitted Transferee of Interests held by the foregoing immediately following the consummation of the Merger, collectively.

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation, encumbrance or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.  The term “Transferred” has a correlative meaning.

“VCOC Party” has the meaning set forth in Section 5.4.

“Vulcan” means Vulcan Education Holdings LLC, and any other party hereto that is (i) an Affiliate of the foregoing and (ii) a Permitted Transferee of Interests held by the foregoing immediately following the consummation of the Merger, collectively.

“Wengen Designees” has the meaning set forth in Section 5.2(a).

6.2          Legends.

(a)           Securityholders Agreement.  Each certificate or instrument evidencing Securities, if any, and each certificate or instrument, if any, issued in exchange for or upon the Transfer of any such Securities (if such securities remain subject to this Agreement after such Transfer) shall be stamped or otherwise imprinted with a legend (as appropriately completed under the circumstances) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE CONSTITUTE SECURITIES UNDER A CERTAIN AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, DATED AS OF    , 2017 AMONG WENGEN ALBERTA, LIMITED PARTNERSHIP (THE “COMPANY”), ITS GENERAL PARTNER AND CERTAIN OF THE COMPANY’S OTHER SECURITYHOLDERS AND INVESTORS AND, AS SUCH, ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SECURITYHOLDERS AGREEMENT.  A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)           Restricted Securities.  Each instrument or certificate, if any, evidencing Securities and each instrument or certificate, if any, issued in exchange or upon the Transfer of any Securities shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.”

(c)           Removal of Legends.  Whenever in the opinion of the Company and, if reasonably requested by the Company pursuant to the terms hereof, counsel reasonably satisfactory to the Company (which opinion shall be delivered to the Company in writing) the restrictions described in any legend set forth above cease to be applicable to any Securities, the holder thereof shall be entitled to receive from the Company, without expense to the holder, a new instrument or certificate not bearing a legend stating such restriction.

6.3          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.4          Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, the LP Agreement, the Memorandum and Articles of Association of the General Partner, as amended from time to time, the Laureate Registration Rights Agreement, the Advisor Interest Subscription Agreement, the Executive Interest Subscription Agreement, to the extent surviving in accordance with its terms and with respect to Section 2.4 thereof, the Preferred Investor Registration Rights Agreement and the Preferred Stockholders Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

6.5          Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company, Laureate and each of their respective successors and assigns.  The rights and obligations of the Securityholders and Investors shall not be assigned or delegated except that the Company’s rights shall be automatically assigned to the Investors upon dissolution of the Company. Any assignment or delegation in violation of this Section 6.5 shall be null and void.

6.6          Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6.7          Remedies.  The Company and the parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Securityholder or Investors may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

6.8          Notices.  Any notice, consent, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by electronic mail, facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the Company at the address set forth below, or to such other address as the Company may from time to time specify by written notice to the Investors and Securityholders; and if to any other recipient, to any other recipient at the address indicated in the appendices hereto or on the Company’s records.  Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally; (ii) upon receipt, if sent by electronic mail, facsimile or overnight courier; or (iii) on the date of receipt or refusal indicated

on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Company:

Wengen Alberta, Limited Partnership

c/o Laureate Education, Inc.

650 S. Exeter Street

Baltimore, Maryland 21202

Attention:

Telecopy:

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Gary Horowitz, Esq.

Telecopy:  (212) 455-2502

6.9          Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(a)           Each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement, (iv) agrees that it will not bring any action relating to this Agreement in any court other than such New York courts and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 6.8 of this Agreement.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.10        Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6.11        Affiliate Transactions.  Neither the Company nor any Subsidiary shall enter into any transaction with any Affiliate if the terms of such transaction are materially less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate.

6.12        Outside Activities. Any Investor (other than the Executive and the Advisor), director or Affiliate of the foregoing, who is not an employee of the Company or its Subsidiaries, may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company and its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person, (ii) the Company and the Investors shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom, and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper.  No Investor (other than the Executive and the Advisor), director or Affiliate of the foregoing, who is not an employee of the Company or its Subsidiaries, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Investor (other than the Executive and the Advisor), director or Affiliate of the foregoing, who is not an employee of the Company or its Subsidiaries, shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity.  Each Investor or director who is an employee of the Company or its Subsidiaries shall, promptly after becoming aware of any investment or business opportunity or venture such Person reasonably believes may be within the scope of the business objectives of the Company and its Subsidiaries or otherwise competitive with the business of the Company or any Subsidiary thereof (any such opportunity or venture a “Covered Opportunity”), shall present such Covered Opportunity to the Company and assist the Company and its Subsidiaries in the event they elect to pursue such Covered Opportunity.  No Investor or director who is an employee of the Company or its Subsidiaries may pursue a Covered Opportunity in his or her personal capacity or in conjunction with or on behalf of any other Person without the prior written approval of the General Partner.

6.13        Further Assurances.  Each of the parties hereto covenants and agrees on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action, as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement and the intentions of the parties expressed herein.

6.14        No Recourse.

(a)           Neither the Company nor any of its Subsidiaries shall enter into any agreement which shall provide for recourse to any Investor or Securityholder or, without its consent, the General Partner.  No recourse to (a) any assets or properties of any members, partners or shareholders of any Investor or Securityholder (or any Person that controls or controlled such member, partner or shareholder within the meaning of Section 15 of the

Securities Act or Section 20 of the Exchange Act), (b) any current or former Affiliate of any Investor or Securityholder or (c) any former, current or future officer, director, agent, general or limited partner, member, shareholder, employee or Affiliate of the General Partner, the Company or any Investor or Securityholder or any former, current or future officer, director, agent, general or limited partner, member, shareholder, employee or Affiliate of the foregoing shall be had and no judgment relating to the obligations of any Investor or Securityholder under this Agreement (except to the extent any such Person expressly is individually liable thereunder) or for any payment obligations under this Agreement (except to the extent any such Person expressly is individually liable thereunder), or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be obtainable by the Company or any Investor or Securityholder against any direct or indirect member, partner, shareholder, incorporator, employee or Affiliate, past, present or future, of the General Partner, the Company or any Investor or Securityholder.

(b)           Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that the Company and certain of the parties hereto may be partnerships or limited liability companies, the Company and each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, affiliates, general or limited partners, members, managers or stockholders of the Company or any party hereto or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing (collectively, the “Related Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation of the Company or any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

6.15        Other Covenants.  Each Investor or Securityholder entitled to vote on matters submitted to a vote of the Investors or Securityholders, as the case may be, agrees to vote the Securities owned by such Investor or Securityholder upon all matters arising under this Agreement submitted to a vote of the Investors or Securityholders, as the case may be, in a manner that will implement the terms of this Agreement.

6.16        Spouses of Investors and Securityholders.  Spouses of Investors and Securityholders that are natural persons do not become Investors or Securityholders as a result of such marital relationship.  Each spouse of an Investor or a Securityholder shall be required to execute a Spousal Agreement in the form of Exhibit A to evidence their agreement and consent to be bound by the terms and conditions of this Agreement as to their interest, whether as community property or otherwise, if any, in the Securities owned by such Securityholder.

6.17        Opportunities.

(a)           For purposes of this Section 6.17, (i) “Affiliate” of any Person shall include any principal, member, director, partner, shareholder, subsidiary, officer, employee or other representative of any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person (with respect to the Sponsor-Affiliates, other than the Company or its Subsidiaries and any entity that is controlled by the Company or its Subsidiaries) or any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person and (ii) “Sponsor-Affiliates” shall mean each of the parties to this Agreement other than the Company and the General Partner, and each of their respective Affiliates.

(b)           Certain Activities.  In anticipation of the benefits to be derived by the Company, Laureate and their Subsidiaries through its continued contractual, corporate and business relationships with the Sponsor-Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of Sponsor-Affiliates may serve as directors or officers of the Company, Laureate and their Subsidiaries, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, Laureate and their Subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, Laureate and their Subsidiaries, directly or indirectly, may engage, and (iii) members of the Board of Directors of the General Partner who are not employees of the Company, Laureate or their Subsidiaries (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, Laureate and their Subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, Laureate or their Subsidiaries, directly or indirectly, may engage, the provisions of this Section 6.17 are set forth to define the circumstances in which the fiduciary duties of the Non-Employee Directors and the Sponsor-Affiliates would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors or their respective Affiliates.

(c)           Certain Transactions.  None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such Person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of a fiduciary duty for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Company, Laureate or their Subsidiaries or any of their Affiliated persons has a reasonable expectancy interest or property right or (B) otherwise competing with the Company, Laureate or their Subsidiaries.  For the avoidance of doubt, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Company, Laureate or any of their Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Company, Laureate and their Subsidiaries, the Identified Persons shall be fully protected by the foregoing provisions of this Section 6.17 in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument.  The Company and Laureate, on behalf of themselves and their Subsidiaries, hereby renounce any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Company, Laureate or any of their Affiliates, except as provided in paragraph (d) of this Section 6.17.  In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Company, Laureate or any of their Affiliates, such Identified Person would not be in breach of a fiduciary duty for failing to communicate or offer such transaction or other business opportunity to the Company, Laureate or any of their Affiliates.  To the fullest extent permitted by law, no Identified Person can be held individually liable to the Company, Laureate and their Subsidiaries or their stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this paragraph (c) or which are stated in this paragraph (c) to constitute a breach of its, his or her fiduciary duties if engaged in by such Identified Person.

(d)           Usurping Certain Corporate Opportunities Are Breaches of Fiduciary Duty.  The Company, Laureate and their Subsidiaries do not renounce their expectancy interest or property right in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company, Laureate or any of their Subsidiaries) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, Laureate or any of their Subsidiaries and the provisions of paragraph (c) of this Section 6.17 shall not apply to any such corporate opportunity.

(e)           Exclusion.  In addition to, and without limiting the foregoing provisions of this Section 6.17, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company, Laureate and their Subsidiaries if the Company, Laureate and their Subsidiaries are not financially capable or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the business of the Company, Laureate and its Subsidiaries or is of no practical advantage to them or that is one in which the Company, Laureate and its Subsidiaries have no reasonable expectancy interest or property right.

(f)            Other Agreements.  Notwithstanding the foregoing, this Section 6.17 shall in no way modify, waive, amend or limit any agreement entered into after the date hereof between the Company, Laureate or any of their Affiliates, on the one hand, and any Sponsor Affiliate, on the other hand, containing a covenant not to compete, a covenant not to solicit, or any other comparable provisions.

6.18        Pledges.  Notwithstanding anything contained in this Agreement to the contrary and only after the Company has obtained the approvals required by law pursuant to Section 9.5 of the LP Agreement, an Investor or Securityholder may pledge the Common Stock pursuant to a bona fide financing transaction(s) at any time after an IPO of Laureate, up to 100% of its Common Stock; provided that, any agreement entered into with a lender in connection with such pledge shall provide that in the event the lender seeks to enforce such pledge and foreclose on the Common Stock that is pledged, such foreclosure shall be a Transfer subject to the terms of this Agreement. To the extent the lender upon foreclosure acquires such shares of Common Stock, such lender (i) shall continue to be subject to the Transfer restrictions under this Agreement with respect to subsequent Transfers, (ii) shall be subject to the same lock-up obligations as any other Investor and/or Securityholder in this Agreement and the Laureate Registration Rights Agreement, and (iii) shall not have any right to vote any of its Common Stock on any matter to be voted on by the shareholders of Laureate, nor have any right to appoint or designate any members of any governing body of Laureate or any of its Subsidiaries or Affiliates or any other governance, consent or approval rights.

6.19        Agreements of Laureate.

(a)           Laureate agrees not to amend Articles V and VI of its Amended and Restated Certificate of Incorporation or any other provision relating to the voting rights of the Class B Common Stock without the prior written approval of holders of 75% of the Series A-1 Interests (or Common Stock held by the Investors after the dissolution of the Company).

(b)           Laureate agrees to apply for and use best efforts to obtain regulatory approval described in Section 9.5 of the LP Agreement to enable the Company to be dissolved.

EXHIBIT A

FORM OF SPOUSAL AGREEMENT

The spouse of the Securityholder/Investor executing the foregoing Securityholders Agreement (or the counterpart signature above) is aware of, understands, and consents to the provisions of the foregoing Agreement and its binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Securityholder/Investor for any reason shall not have the effect of removing any Securities subject to the foregoing Agreement from the coverage thereof and that his or her awareness, understanding, consent, and agreement is evidenced by his or her signature below.

[Spouse’s Name]

EXHIBIT B

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LAUREATE EDUCATION, INC.

EXHIBIT C

COMMITTEE MEMBERSHIP

APPENDIX 1

SECURITYHOLDERS

APPENDIX 2

INVESTORS

APPENDIX 3

CARRY VEHICLES AND CARRY INVESTORS